Franklin Templeton Announces Distributions for Certain Closed-End Funds Pursuant to their Managed Distribution Policy for the Month of March 2026

Fort Lauderdale, Florida – (Business Wire) – March 12, 2026 – Franklin Templeton announced today that certain closed-end funds have declared distributions pursuant to their managed distribution policy for the quarter.

Month	Record Date	Ex-Dividend Date	Payable Date
March	3/24/2026	3/24/2026	3/31/2026
Ticker	Fund Name	Month	Amount	Change from Previous Distribution
TDF	Templeton Dragon Fund Inc.	March	$0.1000	-
EMF	Templeton Emerging Markets Fund	March	$0.2200	-

Under the terms of each Fund’s managed distribution policy, each Fund seeks to maintain a consistent distribution level derived from the income and capital gains generated from the Fund’s investment portfolio. To the extent that sufficient distributable income is not available on a monthly basis, each Fund will distribute long-term capital gains and/or return of capital in order to maintain its managed distribution rate. A return of capital may occur, for example, when some or all of the money that was invested in a Fund is paid back to shareholders. A return of capital distribution does not necessarily reflect a Fund’s investment performance and should not be confused with “yield” or “income”. Even though a Fund may realize current year capital gains, such gains may be offset, in whole or in part, by the Fund’s capital loss carryovers from prior years. The Board of Directors may modify, terminate or suspend the managed distribution policy at any time. Any such modification, termination or suspension could have an adverse effect on the market price of a Fund’s shares.

Shareholders should not draw any conclusions about each Fund’s investment performance from the amount of these distributions or from the terms of each Fund’s managed distribution policy. The amounts of each Fund’s distributions to be reported will be estimates and will not be provided for tax reporting purposes. The actual amounts will depend upon each Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. Each Fund will send a Form 1099- DIV to shareholders for the calendar year that will describe how to report the Fund’s distributions for federal income tax purposes.

For more information about the Funds, please call 1-888-777-0102 or consult the Funds’ website at www.franklintempleton.com/investments/options/closed-end-funds. Hard copies of the Funds’ complete audited financial statements are available free of charge upon request.

Data and commentary provided in this press release are for informational purposes only. Franklin Resources and its affiliates do not engage in selling shares of the Funds.

The Funds’ common shares are traded on the New York Stock Exchange. Similar to stocks, Fund share price will fluctuate with market conditions and, at the time of sale, may be worth more or less than the original investment. Shares of closed-end funds often trade at a discount to their net asset value, and can increase an investor’s risk of loss. All investments are subject to risk, including the risk of loss.

INVESTMENT PRODUCTS: NOT FDIC INSURED | NO BANK GUARANTEE | MAY LOSE VALUE

Investor Contact: Fund Investor Services 1-888-777-0102
Category: Distribution Related
Source: Franklin Resources, Inc.

Franklin Templeton Announces Distributions for Certain Closed-End Funds Pursuant to their Managed Distribution Policy for the Month of June 2026

Fort Lauderdale, Florida – (Business Wire) – May 20, 2026 – Franklin Templeton announced today that certain closed-end funds have declared distributions pursuant to their managed distribution policy for the quarter.  Effective with the June distribution, the Funds have increased their quarterly distribution, as follows: Templeton Dragon Fund, Inc. from $0.1000 per share per quarter to $0.1500 per share per quarter.  Templeton Emerging Markets Fund from $0.2200 per share per quarter to $0.2400 per share per quarter.

Month	Record Date	Ex-Dividend Date	Payable Date
June	6/23/2026	6/23/2026	6/30/2026

Ticker	Fund Name	Month	Amount	Change from Previous Distribution
TDF	Templeton Dragon Fund Inc.	June	$0.1500	$0.0500
EMF	Templeton Emerging Markets Fund	June	$0.2400	$0.0200

Under the terms of each Fund’s managed distribution policy, each Fund seeks to maintain a consistent distribution level derived from the income and capital gains generated from the Fund’s investment portfolio. To the extent that sufficient distributable income is not available on a monthly basis, each Fund will distribute long-term capital gains and/or return of capital in order to maintain its managed distribution rate. A return of capital may occur, for example, when some or all of the money that was invested in a Fund is paid back to shareholders. A return of capital distribution does not necessarily reflect a Fund’s investment performance and should not be confused with “yield” or “income”. Even though a Fund may realize current year capital gains, such gains may be offset, in whole or in part, by the Fund’s capital loss carryovers from prior years. The Board of Directors may modify, terminate or suspend the managed distribution policy at any time. Any such modification, termination or suspension could have an adverse effect on the market price of a Fund’s shares.

Shareholders should not draw any conclusions about each Fund’s investment performance from the amount of these distributions or from the terms of each Fund’s managed distribution policy. The amounts of each Fund’s distributions to be reported will be estimates and will not be provided for tax reporting purposes. The actual amounts will depend upon each Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. Each Fund will send a Form 1099- DIV to shareholders for the calendar year that will describe how to report the Fund’s distributions for federal income tax purposes.

For more information about the Funds, please call 1-888-777-0102 or consult the Funds’ website at www.franklintempleton.com/investments/options/closed-end-funds. Hard copies of the Funds’ complete audited financial statements are available free of charge upon request.

Data and commentary provided in this press release are for informational purposes only. Franklin Resources and its affiliates do not engage in selling shares of the Funds.

The Funds’ common shares are traded on the New York Stock Exchange. Similar to stocks, Fund share price will fluctuate with market conditions and, at the time of sale, may be worth more or less than the original investment. Shares of closed-end funds often trade at a discount to their net asset value, and can increase an investor’s risk of loss. All investments are subject to risk, including the risk of loss.

INVESTMENT PRODUCTS: NOT FDIC INSURED | NO BANK GUARANTEE | MAY LOSE VALUE

Investor Contact: Fund Investor Services 1-888-777-0102
Category: Distribution Related
Source: Franklin Resources, Inc.